FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

ANNOUNCES EARNINGS, QUARTERLY DIVIDEND

AND 10% STOCK REPURCHASE PROGRAM

October 23, 2008

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, announced earnings for the three months ended September 30, 2008 of $264,000 ($.09 per diluted share), which represents a $44,000, or 14.3%, decrease from the $308,000 ($.09 per diluted share) earned in the same period of 2007. The annualized return on assets for the period was .68%, with an annualized return on equity of 3.46%, compared to .98% and 3.42%, respectively, for the quarter ended September 30, 2007.

Net interest income for the quarter ended September 30, 2008 was $1,278,000, a $162,000, or 14.5%, increase from the same period in 2007. This increase mainly reflects the benefit of the Barnsdall State Bank (Barnsdall) acquisition on April 1, 2008, higher loan balances, and improved interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities. Noninterest income for the quarter was $207,000, a $31,000, or 17.6%, increase from the quarter ended September 30, 2007. Service charges, net loan servicing fees, gains on sales of loans, and income from bank-owned life insurance all increased for the quarter. Noninterest expense for the quarter ended September 30, 2008 was $1,076,000, a $269,000 or 33.3% increase over the same quarter last year. Compensation expense increased $141,000 due to the purchase of Barnsdall, other additions to staff, and higher expenses for employee stock benefit plans. Occupancy expenses increased $44,000 due to the addition of Barnsdall and remodeling of our Bartlesville location. Data processing increased $12,000 because of technology upgrades and the addition of Barnsdall. Item processing costs and other charges from correspondent banks increased $10,000 due to higher volumes and some price increases. In 2007, the Company reversed a $10,000 provision originally made in the prior quarter for a repossessed property because of improvements made by the lessee. Income taxes were $145,000 for the quarter ended September 30, 2008, a decrease of $32,000 from the same period last year, because of a corresponding decrease in pretax income.

Total assets decreased $2.6 million from June 30, 2008, and as of September 30, 2008 were $154.1 million, reflecting paydowns in both available-for-sale and held-to-maturity securities and a reduction in federal funds sold, partially offset by growth in loans.

Loans receivable totaled $108.3 million as of September 30, 2008, an increase of $2.3 million from June 30, 2008. The increase was principally due to construction and residential real estate loan growth. The Company’s asset quality ratios remain strong. Non-performing loans represented .04% of total loans at September 30, 2008, compared to .01% as of September 30, 2007. The allowance for loan losses at September 30, 2008 was $431,000, and represented .40% of total loans. Net charge-offs (recoveries) for the three months ended September 30, 2008 were ($1,000) compared to $3,000 in 2007. Deposits decreased slightly, by $658,000, or .64%, from June 30, 2008 to $101.7 million as of September 30, 2008, due to lower transaction account balances. Federal Home Loan Bank advances totaled $21.1 million, a $232,000 decrease from June 30, 2008.

Stockholders’ equity decreased $1.8 million to $28.8 million. This decrease in stockholders’ equity was primarily due to the buyback of 121,568 shares ($1.2 million) and net unrealized losses on available-for-sale securities ($786,000), partially offset by earnings and the effects of stock plans.

The Company also announced today that the Company’s Board of Directors had approved the purchase of up to an additional 10% of its outstanding shares of common stock (or approximately 310,000 shares) in open market or privately negotiated transactions. The new repurchase program will commence immediately upon completion of the repurchase program announced on March 26, 2008 in which 20,932 shares remain available to be purchased. Open market stock repurchases will be made from time to time based upon stock availability, price, and the Company’s financial performance. It is anticipated that such repurchases will be made during the next twelve months although no assurance may be given when such purchases will be made or the total number of shares that will be purchased.

The Company also announced that its Board of Directors had declared its fourth quarterly cash dividend of $.085 per share, payable November 17, 2008 to stockholders of record as of November 3, 2008. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates three offices and three automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith
Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-333-8300

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